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                                  EXHIBIT 22

                        SUBSIDIARIES OF THE REGISTRANT


 .   James Mitchell & Co.

    .   JMC Insurance Services Corporation

    .   JMC Financial Corporation

    .   JMC Insurance Agency of New York, Inc.

    .   JMC Insurance Agency, Inc.

    .   JMC Insurance Services Corporation of Nevada

    .   JMC Insurance Services Corporation of Texas

 .   JMC Investment Services, Inc. (formerly Priority Investment Services, Inc.)